Exhibit 99.3

Coldwater Creek adds career retail and merchandising leader to Board

Isaacson-Leibowitz experienced as senior executive for specialty retail brands such as Victoria’s Secret and Banana Republic

SANDPOINT, Idaho, Feb. 14, 2005 — Coldwater Creek (Nasdaq:CWTR) today announced it has appointed Kay Isaacson-Leibowitz to its Board of Directors.  Isaacson-Leibowitz brings significant experience in merchandising, senior management and product development to the Board.

Her career spanned several years as a senior merchant in department store chains and specialty retailers before she joined Banana Republic as Senior Vice President of Merchandising.  More recently, she held the position of Executive Vice President of Merchandising for Victoria’s Secret Stores during a period in which sales volume more than doubled and gross margin increased significantly.

As a senior executive, she has been responsible for the design and development of successful apparel and accessories lines, as well as brand-building and retail store expansion.

“Kay’s wealth of experience in merchandising, product development and retail growth with major women’s apparel companies will be invaluable as we continue our efforts to establish Coldwater Creek as a premier national brand,” said Chairman and Chief Executive Officer Dennis Pence. “With her addition to the Board, six of our eight seats are now held by independent directors.”

Coldwater Creek is an integrated triple-sales-channel retailer of women’s apparel, jewelry, gifts and accessories through a growing number of full-line retail stores located across the United States, an e-commerce web site at www.coldwatercreek.com and direct-mail catalogs.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION:

    This news release contains “forward-looking statements” within the meaning of the securities laws, including statements regarding the growth of our brand.  These statements are based on management’s current expectations and are subject to a number of uncertainties and risks.  Actual results may differ materially.  Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to, unexpected or increased costs or delays in the development and expansion of our retail chain and our potential inability to recover these costs due to sluggish sales; our inability to continue to fund our retail expansion with operating cash as a result of either lower sales or higher than anticipated costs, or both; uncertainties related to our shift to a triple-channel model, in particular, the effects of shifting patterns of e-commerce or retail purchases versus catalog purchases; and such other factors as are discussed in our Form 10-Q Quarterly Reports and in our most recent Form 10-K Annual Report filed with the U.S. Securities and Exchange Commission (“SEC”).  We believe that these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release.  We are not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release.  We provide a detailed discussion of risk factors in periodic SEC filings, and you are encouraged to review these filings in connection with this release.

###